Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement No. 333-185193 on Form F-3 of Frontline Ltd. of our report dated March 21, 2013, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 20-F.

/s/PricewaterhouseCoopers AS

PricewaterhouseCoopers AS
Oslo, Norway
March 21, 2013